Exhibit 99.1

Editorial Contacts:		Investor Contact:
Susan Lansing	Greg Wood	David Allen
Atheros Communications	A&R Edelman for Atheros	Atheros Communications
408-773-5216	650-762-2838	408-830-5762
susan.lansing@atheros.com	gwood@ar-edelman.com	david.allen@atheros.com

Atheros Completes Acquisition of Intellon

Powerline Communications Technology Augments Atheros’ Portfolio to Enhance

Network Capacity, Flexibility and Power Efficiency in the New Digital Home

SANTA CLARA, Calif. – Dec. 15, 2009 – Atheros Communications, Inc. (NASDAQ: ATHR), a global leader in innovative technologies for wireless and wired communications, today announced the completion of its Intellon Corporation acquisition. With this acquisition, Atheros enhances its networking technology portfolio to include Intellon’s industry-leading powerline communications (PLC) solutions for home networking, networked entertainment, broadband-over-powerline (BPL) access, Ethernet-over-Coax (EoC) and smart grid management applications.

On Friday, December 11, 2009, Intellon stockholders approved the merger agreement and today Atheros and Intellon closed the transaction. Intellon’s stock is no longer listed on the NASDAQ exchange.

“The addition of powerline technology to Atheros’ portfolio of connectivity solutions further enables us to address the growing demand for flexible, high-bandwidth networking in the digital home and low-power, always-connected infrastructure in the emerging smart grid market,” said Craig Barratt, president and chief executive officer of Atheros Communications. “We expect the combination of PLC with Wi-Fi® to transform home networking with a host of new applications that enhance the entertainment experience and simplify control over household systems. We welcome our new employees from Intellon and look forward to jointly making this networking transformation a reality.”

Craig Mathias, a principal with the wireless and mobile advisory firm Farpoint Group (Ashland, MA) said, “The powerful combination of PLC and Wi-Fi creates some remarkable opportunities to address virtually any networking need in the home. Atheros’ acquisition of Intellon brings two great connectivity technologies together, significantly increasing bandwidth and stretching the imaginations of designers regarding the types of products that users will be able to easily connect and intelligently control.”

“Consumers will benefit substantially from the reliability and robustness of Atheros powerline solutions, particularly when combined with the mobility of our high-performance XSPAN® 11n products in a new class of home networking and consumer electronics products,” said Ben Naskar, vice president and general manager of Atheros’ networking business unit. “Powerline technology together with Wi-Fi will enable our customers in the carrier market to increase revenues and lower deployment costs of IPTV and other on-demand services. Retail customers will benefit from networking solutions that provide greater performance and flexibility to meet the needs of the growing number of connected devices in the home.”

Atheros issued $113.6 million in cash in the merger and an aggregate of 5,039,561 shares of Atheros common stock, including 633,138 shares subject to assumed options and 190,519 shares subject to assumed restricted stock units (RSUs). Based on the Intellon stockholder elections received by Atheros and following the various prorations, for each share of Intellon common stock formerly held by the Intellon stockholders, those stockholders of Intellon who elected to receive all cash or who made no election received $7.30 in cash, those stockholders who elected to receive all Atheros common stock received $3.33 in cash and approximately 0.145 shares of Atheros common stock, and those stockholders who elected a mix of cash and stock received $3.63 in cash and approximately 0.134 shares of Atheros common stock.

In conjunction with this transaction, Atheros has granted 356,000 RSUs to 121 former Intellon employees under the 2009 Inducement Grant Incentive Plan, which Atheros’ board of directors adopted to facilitate granting equity awards for Intellon employees joining the company. Twenty-five percent of the RSUs granted under the 2009 Inducement Grant Incentive Plan will vest on November 24, 2010, and the remaining RSUs will vest in 12 equal quarterly installments of 6.25 percent each, at the end of each three-month period thereafter. As required by NASDAQ Marketplace Rule 5635(c)(4), Atheros has today announced these new employee inducement grants, which were made outside Atheros’ stockholder-approved stock incentive plans.

About Atheros Communications, Inc.

Atheros Communications is a global leader in innovative technologies for wireless and wired communications. Atheros combines its wireless and networking systems expertise with high-performance radio frequency (RF), mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufactured on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is used by a broad base of leading customers, including personal computer, networking equipment and consumer device manufacturers. For more information, please visit www.atheros.com or send an email to info@atheros.com.

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Atheros, the Atheros logo and XSPAN are trademarks of Atheros Communications, Inc. All other trademarks mentioned in this document are the sole property of their respective owners.

NOTE ON FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, the matters set forth in this press release, including the anticipated benefits for Atheros of the acquisition of Intellon, the features, benefits and performance of Intellon’s products and the expected benefits of the combination of Wi-Fi and powerline technologies, and Atheros’ plans, objectives, expectations and intentions with respect to Intellon and its products and technologies, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether Atheros is successful in integrating Intellon’s business, the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers, competition and its effect on pricing, third-party relationships and revenues, general economic conditions, the effects of technological advancements, and the risks detailed in Atheros’ Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, as filed with the Securities and Exchange Commission, and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.